SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) or 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
I-FLOW CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0121984

(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

20202 Windrow Drive, Lake Forest, California	92630

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑

Securities Act registration statement file number to which this form relates:	N/A

(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act: None

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share	The Nasdaq Global Market
Securities to be registered pursuant to Section 12(g) of the Act:
N/A

(Title of Class)

Explanatory Note: This Amendment amends and supplements the Registration Statement on Form 8-A filed by I-Flow Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 13, 2002, as amended by Amendment No. 1 to Form 8-A filed by the Company with the SEC on June 25, 2002 (collectively, the “Form 8-A”).
Item 1. Description of Registrant’s Securities to be Registered.
     Item 1 of the Form 8-A is hereby amended and supplemented by adding the following after paragraph 11 thereof:
12. Amendment of Rights Agreement in Connection with Kimberly-Clark Transaction. On October 15, 2009, the Company entered into an amendment (“Amendment No. 1”) to the Rights Agreement. The effect of Amendment No. 1 is to (i) render the Rights Agreement inapplicable to the Agreement and Plan of Merger, dated as of October 8, 2009, by and between Kimberly-Clark Corporation, a Delaware corporation (“K-C”), Boxer Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of K-C, and the Company (the “Merger Agreement”), the Support Agreements (as defined in the Merger Agreement), and the transactions contemplated by the Merger Agreement and the Support Agreements, until the earlier of the Effective Time (as defined in the Merger Agreement) or the termination of the Merger Agreement and (ii) cause the Rights Agreement to terminate at the Effective Time.
     The foregoing description of Amendment No. 1 is qualified in its entirety by reference to the full text thereof, which is attached hereto as Exhibit 1 and incorporated herein by reference.
Item 2. Exhibit

Exhibit No.	Description of Exhibit

1	Rights Agreement, dated as of March 8, 2002, by and between I-Flow Corporation and American Stock Transfer & Trust Company, as Rights Agent, which includes, as Exhibit A, the Form of Right Certificate, the Form of Assignment and Form of Election to Purchase (incorporated by reference to I-Flow Corporation’s Current Report on Form 8-K, filed March 13, 2002).

2	Certificate of Designation of Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to I-Flow Corporation’s Current Report on Form 8-K, filed March 13, 2002).

3	Amendment No. 1 to Rights Agreement, dated as of October 15, 2009, by and between I-Flow Corporation and American Stock Transfer & Trust Company, LLC (as successor-in-interest to American Stock Transfer & Trust Company), as Rights Agent

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

I-FLOW CORPORATION
Date: October 16, 2009	By:	/s/ James R. Talevich
James R. Talevich
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1	Rights Agreement, dated as of March 8, 2002, by and between I-Flow Corporation and American Stock Transfer & Trust Company, as Rights Agent, which includes, as Exhibit A, the Form of Right Certificate, the Form of Assignment and Form of Election to Purchase (incorporated by reference to I-Flow Corporation’s Current Report on Form 8-K, filed March 13, 2002).

2	Certificate of Designation of Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to I-Flow Corporation’s Current Report on Form 8-K, filed March 13, 2002).

3	Amendment No. 1 to Rights Agreement, dated as of October 15, 2009, by and between I-Flow Corporation and American Stock Transfer & Trust Company, LLC (as successor-in-interest to American Stock Transfer & Trust Company), as Rights Agent

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